UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act 1934

Date of Report (Date of earliest event reported): May 31, 2018

Greenpro Capital Corp.

(Exact name of registrant as specified in charter)

Nevada	001-38308	98-1146821
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Room 1701-1703, 17/F, The Metropolis Tower 10 Metropolis Drive Hung Hom, Kowloon, Hong Kong
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:	+ (852) 3111 -7718

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 31, 2018, Greenpro Capital Corp. (the “Company”), entered into a placement agency agreement (the “Placement Agency Agreement”) with Network 1 Financial Securities, Inc. (the “Placement Agent”). Pursuant to the Placement Agency Agreement, the Placement Agent shall serve as the exclusive placement agent for the Company on a reasonable best efforts basis in connection with the proposed public offering by the Company of a minimum of 500,000 shares of common stock and a maximum of 2,500,000 shares of common stock at a purchase price of $6.00 per share. The offering will terminate upon the earlier of the closing of the offering or June 30, 2018, unless extended by mutual agreement of the Company and the Placement Agent.

As compensation for services rendered, the Company shall pay to the Placement Agent a cash fee equal to 5.0% of the aggregate gross proceeds received by the Company from the sale of the shares in the public offering and a non-accountable expense allowance equal to 1.5% of the gross proceeds received by the Company from the sale of such shares. The Company has also agreed to pay the Placement Agent reasonable out-of-pocket expenses not exceeding $100,000. In addition, the Company shall issue to the Placement Agent warrants to purchase a number of shares of common stock equal to an aggregate of 10% of the aggregate number of shares sold in the offering at an exercise price per share of $7.20. The warrants will be exercisable, in whole or in part, during a period commencing on the effective date of the registration statement and will expire on the five-year anniversary of the effective date of the offering.

The offering will be made pursuant to the Company’s effective registration statement on Form S-1, as amended (Registration Statement No. 333-219625), filed with the Securities and Exchange Commission. The Placement Agency Agreement is filed as Exhibit 10.1 to this Current Report and the description of the material terms of the Placement Agency Agreement is qualified in its entirety by reference to such exhibit.

Item 9.01. Financial Statement and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Placement Agency Agreement dated May 31, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREENPRO CAPITAL CORP.

By:	/s/ Lee Chong Kuang
Name:	Lee Chong Kuang
Title:	President and Chief Executive Officer

Dated: June 6, 2018